Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-152706, 333-189964, 333-228185 and 333-254991) of SPAR Group, Inc. of which our report dated March 31, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K for the year ended December, 31, 2025.

/s/ BDO USA, P.C.

Troy, Michigan

March 31, 2026